Exhibit 99.1

A.B. Mendez
Investor Relations
210-220-5234
or
Bill Day
Media Relations
210-220-5427

FOR IMMEDIATE RELEASE

CULLEN/FROST BANKERS ANNOUNCES TWO ADDITIONS
TO BOARD OF DIRECTORS; AVERY TO RETIRE

SAN ANTONIO, Jan. 30, 2026 – The board of directors of Cullen/Frost Bankers, Inc. (NYSE: CFR) announced that two new directors, Marsha M. Shields and Jeff Rummel, have been elected to the board.

“We’re glad to be able to add Marsha and Jeff to the board, and we look forward to the addition of their knowledge and experience,” said Cullen/Frost Chairman and CEO Phil Green. “They’re both longtime Texans with plenty of business and policy experience, and their perspectives will be of value as we expand our company.”

Shields is the CEO and Managing Partner of McCombs Enterprises and oversees the Red McCombs family’s core businesses, including Red McCombs Automotive Group, McCombs Energy Ltd. and McCombs Family Partners Ltd. She is also the president and director of the McCombs Foundation, Inc., a trustee of the Texas Biomedical Research Institute, and a member of the Board of Visitors of the University of Texas M.D. Anderson Cancer Center. She has

served on the board of Clear Channel Outdoor Holdings. She holds a bachelor’s degree from Duke University and completed an executive education program in accounting, finance, and business management from the University of Texas at Austin.

Rummel served as the managing partner of Ernst & Young’s San Antonio office from 2020-25. He served as the lead audit partner for several publicly traded companies in the financial services sector as well as various leadership roles at Ernst & Young for more than 37 years, giving him significant experience auditing and assessing risk at large complex financial institutions. He also is a board member of the Alamo Bowl. He holds a bachelor’s degree from the University of Texas and is a retired certified public accountant.

The board also announced that Chris Avery, who has been a director since 2015, will retire from board service when his term expires in April of this year. Avery, a licensed physician and board-certified anesthesiologist, also serves as chairman and former CEO of James Avery Craftsman, Inc.

“We appreciate Chris’s service on our board, which coincided with major initiatives like our organic expansion as well as critical situations like getting through the pandemic,” Green said. “We all congratulate him on his well-deserved retirement.”

About Frost:
Frost is the banking, investments and insurance subsidiary of Cullen/Frost Bankers, Inc. (NYSE: CFR), a financial holding company with $53 billion in assets at Dec. 31, 2025. One of the 50 largest U.S. banks by asset size, Frost provides a full range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped Texans with their financial needs during three centuries. For more information, visit www.frostbank.com.
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